Exhibit 99.1

Global Net Lease, Inc. (NYSE:GNL) Q3 2018 Earnings Conference Call

Executives

James Nelson - President & CEO

Chris Masterson – CFO

Louisa Quarto – Executive Vice President

Analysts

Operator

Good morning and welcome to the Global Net Lease Third Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for GNL's third quarter 2018 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss the quarter’s results are James Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The discussion today will include certain statements and assumptions which are not historical facts. They are forward-looking in nature and are being made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain assumptions and numerous risk factors that could cause GNL's actual results to differ materially from these forward-looking statements. We refer all of you to our SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Also during the call, we will use the term “Investment Grade Rating” which includes both actual investment grade ratings of the tenant, and implied investment grade ratings. Implied Investment Grade can include ratings of the lease guarantor or the tenant parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease). Implied Investment Grade ratings can also include ratings determined using a proprietary Moody’s analytical tool, which compares the risk metrics of the non-rated company to those of a company with an actual rating. The ratings information is as of September 30, 2018.

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Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as expressly required by law. Also during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release.

I will now turn the call over to our CEO, Jim Nelson.

James Nelson

Thank you Louisa, and thanks again to everyone for joining us on today’s call. I will start by providing a brief recap of our results and some color on acquisitions, and then Chris will go into more detail regarding our debt refinancing and our quarterly financial performance.

Our third quarter results reflect continued execution of our long range strategic plan to build a diversified global net lease portfolio and deliver an attractive return to our investors.

We had another solid quarter with continued momentum across the portfolio. Third quarter Revenue, Core FFO and AFFO all increased on a year over year basis. For the quarter revenue increased 11% to $72 million, which is inclusive of a $3 million lease termination fee. Our core FFO increased 16% to $38 million and our adjusted funds from operations or AFFO was up 14% to $39.6 million inclusive of a $3 million lease termination fee, which exceeded our distributions paid to common stockholders this quarter of $36.7 million.

Through the first 9 months of the year, we acquired 17 assets for $266 million which we previously announced and as of today our remaining 2018 pipeline stands at $127 million. In their first year full year within the portfolio these 17 closed assets will contribute approximately $20 million in additional annualized straight line rental revenue

To reach our growth and rental income goals we expect to strategically utilize the capital markets. This can include debt, as well as common and preferred stock. During the quarter we raised $95 million gross proceeds in common stock and refinanced all our UK mortgage loans with a new credit facility at what we believe are favorable terms. Chris will provide more details in his section of the call.

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A quick comment on our view toward dispositions. While we do not have any properties that were classified as assets held for sale, we are opportunistic sellers and with any sales we would look to redeploy those funds into growing our portfolio.

The quality of our portfolio remains strong on all metrics. Our investment grade or implied investment grade tenants make up 77% of the portfolio. Occupancy was at 99.5% at the end of the quarter. Our geographic mix, based on annualized straight-line rent, sits at roughly 53% U.S. and 47% Europe, while our property mix was at 55% office, 36% industrial and distribution and 9% retail. Our 336 net leased properties provide consistent cash flow to support the company’s current dividend.

In terms of acquisitions in the third quarter, we continued to add great real estate at attractive cap rates, adding four assets located within United States, which are in-line with our strategy of increasing exposure to industrial and distribution assets. Once again, we have proven our ability to source and execute on the attractive deals in our pipeline, while taking advantage of our ability to access capital within the public markets.

The first property is a 669,000 square foot distribution facility leased to Rubbermaid, located in Akron, Ohio. Founded in 1968 Rubbermaid is a manufacturer of innovative, solution-based products for commercial and institutional markets worldwide. The guarantor, Newell Brands, is a worldwide provider of consumer and commercial products. Newell Brands has a Standard & Poor's credit rating of "BBB-" and a Moody's rating of "Baa3."

The second property is a triple-net leased, 456,000 square foot corporate headquarters and manufacturing facility located in New York State. The building is leased for 20 years to a furniture manufacturer, which creates both commercial-grade workplace furniture and high-quality, ready-to-assemble furniture for the home. The company carries a Moody's implied credit rating of "Ba1."

The third property is a newly-constructed, 29,000 square foot distribution facility double net leased to FedEx Freight for a term of 15 years. The building is located in Greenville, North Carolina. FedEx Freight, a business segment, and wholly owned subsidiary of FedEx Corporation, is a leading provider of less than truckload freight services.

The fourth acquisition is a newly constructed Class A commercial office building net leased for 12 years to a subsidiary of NetScout. The property measures 145,000 square feet and is located in Allen, Texas. Founded over 30 years ago, NetScout, the guarantor, is a leading provider of application and network performance management products. The company offers solutions that enable enterprises, service providers, and government agencies to monitor, manage, and protect their network and applications. The guarantor has a Moody's implied credit rating of "Ba3."

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We believe these terms are representative of the attractive deals our acquisitions team is able to identify and we will continue to execute on our long term strategy to grow our global diversified portfolio. Our demonstrated ability to underwrite transactions with an eye toward long-term value is what continues to set GNL apart in the net lease sector.

Through the first three quarters of 2018 GNL acquired 17 properties which have a Weighted Average going-in Capitalization rate of 7.40% and an Average GAAP Cap Rate of 7.87% with a Weighted-Average Remaining Lease Term of 11.2 years.

With that, I'll turn the call over to Chris to walk us through operating results in more detail and then I will follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim. We reported third quarter 2018 rental revenue of $69 million, up 12% from the Q3 2017 period, and we reported adjusted funds from operations of $40 million, which is an increase from the third quarter 2017. Rental revenues increased primarily due to acquisitions and a $3 million lease termination fee which was related to the sale of an asset. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release.

On our balance sheet, we ended the third quarter with net debt, which is debt less cash and cash equivalents, of $1.6 billion at a weighted average interest rate of 3.0%. Our weighted average maturity at the end of the third quarter 2018 was 3.8 years which is up from 3.1 years at the close of the 2017 third quarter. The components of our debt include $456 million on the multi-currency revolving credit facility, $286 million on our term loan and $984 million of outstanding gross mortgage debt. At quarters end, our debt consisted of approximately 74% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. Our net debt to annualized adjusted EBITDA is 6.9x times with a strong interest coverage ratio of 4.3x times. As of September 30, liquidity was approximately $162 million, which comprises $155 million of cash on hand and $7 million of availability under the credit facility.

Our net debt to enterprise value was 48.9% with an enterprise value of $3.2 billion based on the September 30, 2018 closing share price of $20.85 for common shares and $25.07 for Series A preferred shares.

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As Jim initially discussed, as part of our ongoing growth initiatives, we closed an upsizing of our unsecured credit facility of $132 million for the multi-currency revolving credit facility portion and €51.8 million for the senior unsecured term loan facility portion. We used the proceeds from the borrowings under the term loan to pay down amounts outstanding under the revolving credit facility.

During the quarter, we closed a new 5-year £230 million ($293 million equivalent based on exchange rates on the date of closing) multi-property financing which encumbers 43 assets located in the United Kingdom. This UK Multi-Property Financing, a syndicated balance sheet loan lead by Lloyds Bank, closed on August 16, 2018 and replaced the individual property loans on 38 of those properties.

As a quick update to our hedging program, we have continued to use our hedging strategy as a way to offset movements in interest rates and local currencies for our European portfolio. In regards to currency hedging, we employ a disciplined strategy of layering hedges against the two currencies over upcoming quarters to manage some of our exposure to both currencies. With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thanks, Chris. Year to date, we have acquired $266 million in properties and we are not yet done, as we intend to close on an additional $126.6 million of acquisitions by year end.

With 267 properties in the U.S. and 69 in the U.K. and Western Europe representing 53% and 47% of rental revenue, respectively, all pretty much fully leased with no near-term expirations, our portfolio is in great shape.

From a portfolio diversification standpoint, upon the closing of the third quarter, our industrial and distribution properties make up 36% of our portfolio, up from 31% a year ago in 3Q17.

Our domestic and international presence, combined with our investment strategy and our advisor’s experience abroad give us a unique advantage. We are well positioned to identify, assess and capitalize on opportunities across a wider set of markets as compared to most of our peers.

We continue to demonstrate a proven ability to source investment opportunities by leveraging direct relationships with landlords and developers to identify off market transactions. We believe this allows the company to achieve better than market cap rates and more favorable terms than are generally available generating improved results for the company and its shareholders. As we have shown this quarter, we also have no trouble accessing capital in the equity or debt markets to finance the attractive deals we are able to execute on at favorable rates.

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And on the right side of the balance sheet we closed on two financings: the first is a multi-property financing for our UK assets, and the second is an upsizing of our unsecured credit facility. Both of these were important steps in our ongoing long term strategic plan to refinance our UK assets and extend maturities.

We will remain proactive and disciplined in our acquisition strategy to identify compelling opportunities to acquire net lease assets, with a continued near-term focus on U.S. industrial and distribution facilities, in order to continue to drive shareholder value. We will also remain opportunistic when it comes to selectively adding to our international footprint.

So, to summarize, we are happy with:

•	the market opportunities,

•	our growing portfolio,

•	our ongoing ability to manage the right side of the balance sheet and maintain a healthy leverage profile,

•	our strong real estate network from which we source opportunities, and,

•	our ability to access the capital markets to finance acquisitions on a leverage neutral basis,

•	and our continued ability to execute and deliver steady results, while growing AFFO per share.

Overall, we are pleased with our performance and our opportunities, and will continue to enhance long-term value for our stockholders.

With that, Operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].

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